Exhibit 99.1

View Expects to Complete Financial Restatement and Release Full Year 2021 and

Q1 2022 Financial Results in May 2022

MILPITAS, Calif. – March 28, 2022 – View, Inc. (NASDAQ: VIEW) (“View” or the “Company”), the leader in smart building technologies, today announced that it expects to complete its financial restatement and release full year 2021 and Q1 2022 results in May 2022. This includes the Company’s restated 2019, 2020 and Q1 2021 financial statements, as well as its Q2 2021, Q3 2021, full year 2021 and Q1 2022 financial statements.

Update on Financial Restatement and Filings

As previously reported, the investigation of the Company’s Audit Committee into its previously reported warranty accrual is now complete. While View has made substantial progress with its financial restatement and related filings, the Company now expects to complete all relevant restatement filings concurrent with the release of Q1 2022 and 2021 financial results in May 2022.

To date, outside of the previously reported misstatements in warranty-related accruals, no material errors have been identified in the restatement process, which remains subject to the completion of the Company’s financial close process and the completion of the financial statement audit.

With the issuance of restated 2019, 2020 and Q1 2021 financial statements, as well as the filing of Q2 2021, Q3 2021, full year 2021 and Q1 2022 financial statements, View will become current on its financial filings and will regain compliance with applicable Nasdaq listing requirements.

As previously reported, View is scheduled for a hearing before the Nasdaq Hearings Panel on March 31, 2022, at which the Company will present its plan to regain compliance. The Company will provide an update following that hearing and determination by Nasdaq.

Forward-Looking Statements

This press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

View’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, as amended on February 23, 2021, which is incorporated by reference into its Current Report on Form 8-K filed on March 12, 2021. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to the sun, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View is installed and designed into more than 90 million square feet of buildings including offices, hospitals, airports, educational facilities, hotels, and multi-family residences. For more information, please visit: www.view.com.

For further information:

Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358